EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Third Quarter 2011 Results
Houston, Texas - November 7, 2011 - Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $53.9 million, or $0.67 per share (basic and diluted), for the three months ended September 30, 2011, compared with a net loss of $40.6 million, or $0.73 per share (basic and diluted), for the comparable 2010 period. For the nine months ended September 30, 2011, Cheniere reported a net loss of $140.9 million, or $1.94 per share (basic and diluted) compared to net income of $9.9 million, or $0.18 per share (basic) and $0.16 per share (diluted), during the corresponding period of 2010. Included in the nine months ended September 30, 2010, was a gain on the sale of equity method investment of $128.3 million, or $2.32 per share (basic) and $2.09 per share diluted. Results are reported on a consolidated basis and include our 88.8 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).
Overview of Significant 2011 Events

•
In January 2011, Sabine Pass Liquefaction, LLC ("Sabine Liquefaction") and Sabine Pass LNG, L.P. ("Sabine Pass LNG"), both wholly owned subsidiaries of Cheniere Partners, submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal.

•
In May 2011, Sabine Liquefaction received an order from the U.S. Department of Energy ("DOE") with authorization to export domestically produced natural gas from the Sabine Pass LNG terminal as LNG to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible.

•	In June 2011, we sold 12.7 million shares of Cheniere common stock in an underwritten public offering for net cash proceeds of $123.1 million; and

•
In October 2011, Sabine Liquefaction entered into its first liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) with BG Gulf Coast, LLC (“BG”) under which BG has agreed to purchase approximately 3.5 million tonnes per annum (“mtpa”) of LNG for twenty years, with an extension option of up to an additional ten years.

2011 Results

Income from operations decreased $12.0 million to $10.4 million and $27.7 million to $50.4 million for the three and nine months ended September 30, 2011, respectively, compared to the comparable periods in 2010. The decreases were primarily due to increased LNG terminal and pipeline development expenses of $6.2 million and $26.2 million for the three and nine months ended September 30, 2011, respectively, driven by costs incurred to develop the liquefaction project at the Sabine Pass LNG terminal. Included in general and administrative expenses were non-cash compensation expenses of $1.9 million and $15.0 million for the three and nine months ended September 30, 2011, respectively, compared to $3.0 million and $12.2 million for the comparable periods in 2010.
Interest expense, net decreased $4.1 million for the nine months ended September 30, 2011, compared to the same period in 2010 primarily due to debt principal repayments made during the second quarter of 2010.
Liquefaction Project
Cheniere Partners continues to make progress on its project to add liquefaction services at the Sabine Pass LNG terminal. The project is being designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 mtpa. We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous LNG train.

Sabine Liquefaction intends to enter into long-term contracts for at least 3.5 mtpa (approximately 0.5 Bcf/d) per LNG train, before reaching a final investment decision regarding the development of the LNG trains.

In October 2011, Sabine Liquefaction entered into its first LNG SPA with BG, under which BG has agreed to purchase approximately 3.5 mtpa of LNG. BG will pay Sabine Liquefaction a set charge for the full annual contract quantity of
182,500,000 MMBtu and will also pay a contract sales price based on the applicable Henry Hub index traded on the New
York Mercantile Exchange. The SPA is subject to certain conditions precedent, including but not limited to Sabine
Liquefaction’s receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the liquefaction facilities.

Cheniere Energy will continue to negotiate definitive agreements with additional potential customers and contemplate making a final investment decision to commence construction of the liquefaction project upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing.

Summary Liquefaction Project Timeline

Milestone	Estimated Completion
DOE export authorization	Received
Enter into definitive agreements	2H2011
EPC contract	2H2011
Financing commitments	2H2011
FERC construction authorization	2012
Commence construction	2012
Commence operations	2015/2016

Financial Update

As of September 30, 2011, we had unrestricted cash and cash equivalents of $131.3 million available to Cheniere. In addition, we had consolidated restricted cash and cash equivalents of $235.4 million (which included cash and cash equivalents and other working capital available to Cheniere Partners, in which we own an 88.8% interest, and Sabine Pass LNG) designated for the following purposes: $137.3 million for interest payments related to the Senior Notes described below; $4.6 million for Sabine Pass LNG's working capital; $89.9 million for Cheniere Partners' working capital; and $3.6 million for other restricted purposes.

As of September 30, 2011, current debt included principal balances of $298.0 million for the 2007 Term Loan due in May 2012 and $204.6 million for the Convertible Senior Unsecured Notes were due August 2012. We believe we will have sufficient unrestricted cash, liquid assets, cash generated from our operations and access to capital markets to satisfy our debt obligations and fund our operations. In order to satisfy our principal payments due in May 2012 and August 2012, we will need to extend or retire our indebtedness, which may be accomplished by refinancing our existing indebtedness, issuing equity or other securities, selling assets or through a combination of the foregoing and will be dependent on factors such as worldwide natural gas and capital market conditions.

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Partners, Cheniere has initiated a project to add liquefaction services that would transform the Sabine Pass LNG terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 mtpa. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2011, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
LNG terminal revenues	$68,375	$65,945	$205,678	$199,109
Marketing and trading	(2,999)	1,533	10,055	14,703
Oil and gas sales	426	749	2,079	2,170
Other	11	21	42	58
Total revenues	65,813	68,248	217,854	216,040

Operating costs and expenses
General and administrative expense	16,227	15,145	57,116	51,273
Depreciation, depletion and amortization	15,271	16,649	46,282	47,885
LNG terminal and pipeline operating expense	10,976	9,053	29,023	31,673
LNG terminal and pipeline development expense	11,143	4,885	32,936	6,746
Other	1,841	133	2,117	343
Total operating costs and expenses	55,458	45,865	167,474	137,920
Income from operations	10,355	22,383	50,380	78,120

Other income (expense)
Gain on sale of equity method investment	—	—	—	128,330
Interest expense, net	(65,125)	(63,899)	(193,867)	(198,044)
Loss on early extinguishment of debt	—	—	—	(1,011)
Derivative gain (loss)	(716)	—	(1,164)	461
Other income	17	215	245	366
Total other expense	(65,824)	(63,684)	(194,786)	(69,898)
Income (loss) before income taxes and non-controlling interest	(55,469)	(41,301)	(144,406)	8,222
Income tax provision	—	—	—	—
Income (loss) before non-controlling interest	(55,469)	(41,301)	(144,406)	8,222
Non-controlling interest	1,533	721	3,459	1,708
Net income (loss)	$(53,936)	$(40,580)	$(140,947)	$9,930

Net income (loss) per share attributable to common stockholders—basic	$(0.67)	$(0.73)	$(1.94)	$0.18
Net income (loss) per share attributable to common stockholders—diluted	$(0.67)	$(0.73)	$(1.94)	$0.16
Weighted average number of common shares outstanding—basic	80,473	55,609	72,739	55,316
Weighted average number of common shares outstanding—diluted	80,473	55,609	72,739	61,314

	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$131,312	$74,161
Restricted cash and cash equivalents	152,534	73,062
LNG inventory	6,879	1,212
Accounts and interest receivable	4,177	4,699
Prepaid expenses and other	17,436	12,476
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,119,717	2,157,597
Debt issuance costs, net	35,470	41,656
Goodwill	76,819	76,819
Other assets	24,207	28,933
Total assets	$2,651,443	$2,553,507

Current liabilities	$595,016	$66,334
Long-term debt (including related party debt), net of discount	2,473,537	2,927,509
Deferred revenue	26,500	29,994
Other liabilities	3,288	2,280
Non-controlling interest	217,770	189,021
Stockholders' deficit	(664,668)	(661,631)
Total liabilities and deficit	$2,651,443	$2,553,507

	Sabine Pass LNG		Cheniere Partners		Other Cheniere	Consolidated Cheniere
Cash and cash equivalents	$—		$—		$131,312	$131,312
Restricted cash and cash equivalents	141,884	(2)	89,937	(3)	3,605	235,426
Total	$141,884		$89,937		$134,917	$366,738

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report of Form 10-Q for the period ended September 30, 2011, filed with the Securities and Exchange Commission.

(2)	All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $4.6 million is considered unrestricted for Sabine Pass LNG.

(3)
All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $94.5 million is considered unrestricted for Cheniere Partners including the $4.6 million considered unrestricted for Sabine Pass LNG.

CONTACTS:
Investors: Christina Burke, 713-375-5100
Media: Diane Haggard, 713-375-5259